UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 5, 2005

Aon Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-7933	36-3051915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East Randolph Street, Chicago, Illinois		60601
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 381-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.  Costs Associated with Exit or Disposal Activities.

On August 2, 2005, Aon Corporation (the “Company”) issued a press release (the “Earnings Release”) announcing its earnings for the quarter and six months ended June 30, 2005.  The Earnings Release stated that the Company was reviewing its revenue potential and cost structure, and anticipated adopting certain restructuring initiatives that would lead to restructuring and other related expenses ranging from $200 to $300 million beginning in the third quarter of 2005.

On October 5, 2005, in order to comply with United Kingdom labor laws, the Company informed its U.K. employees that up to 750 positions will be eliminated over a period of twenty-four (24) months.  In connection with the elimination of these positions, the Company will recognize restructuring and other related expenses aggregating up to $54 million over such period.    The Company estimates that, over time, cash expenditures will be incurred in the full amount of such expenses.

The Company will take additional restructuring actions in the fourth quarter of 2005 and in 2006.  These actions will involve the termination of employees, the exit of leases and asset impairments.  Until further analysis regarding these actions is completed, the Company is unable in good faith to make a determination of an estimate or range of estimates required by paragraphs (b), (c) and (d) of Item 2.05 of Form 8-K with respect to these actions.  The Company will file an amendment to this report after it makes a determination of such estimate or range of estimates.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aon CORPORATION

	By:	/s/ David P. Bolger
David P. Bolger
Executive Vice President, Chief Financial Officer and Chief Administrative Officer
Date: October 5, 2005